UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 24, 2024 (September 20, 2024)

MOUNTAIN & CO. I ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41021	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807		19807
(Address of principal executive offices)		(Zip Code)

+1 302 273 0765

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	MCAA	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	MCAAW	The Nasdaq Stock Market LLC
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	MCAAU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2024 the Board of Directors (the “Board”) of Mountain & Co. I Acquisition Corp. (the “Company”) appointed Gracianne Caruso-Klein and Robert-Eduard Koenig to the Board of Directors, effective immediately, to fill vacancies on the Board. The Board determined that Ms. Caruso-Klein and Mr. Koenig are independent under the Nasdaq listing standards and applicable SEC rules. In connection with the appointments, the Board has appointed Ms. Caruso-Klein and Mr. Koenig to the Audit Committee, the Compensation Committee and Nominating Committee. The Board has determined that Robert-Eduard Koenig qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Mr. Koenig will also serve as chairman of the audit committee.

Ms. Caruso-Klein has twenty-six years of experience in consumer advocacy litigation. Ms. Caruso-Klein has a Bachelor of Science in Psychology from Temple University in Philadelphia, Pennsylvania and a Juris Doctor from Villanova School of Law in Villanova, Pennsylvania. At the beginning of her career, Ms. Caruso-Klein worked as a Litigation Manager at Kimmel & Silverman, P.C. handling contractual matters relating to defective auto manufacturing and products liability. In 2018, she joined Timothy Abeel & Associates, P.C. as a Litigation Manager and continued handling contractual matters relating to defective auto manufacturing while managing the firms IOLTA accounts. In 2023, Ms. Caruso-Klein accepted a position as a Bankruptcy Litigation Manager at Ginsburg Law Group, P.C. in Blue Bell, Pennsylvania. She specializes in Chapter 7 and Chapter 13 bankruptcy matters as well as Debt Resolution. Beyond professional work, Ms. Caruso-Klein the President of her Community Association and held this volunteer position for the past year, prior to serving as Vice President for two years.

Robert-Eduard Koenig spent 30 years in investment banking at Morgan Grenfell, Deutsche Bank, Nomura, and HSBC primarily focused on Telecoms, Media and Technology, and Equity Capital Markets based in New York, Tokyo, Mexico City, Frankfurt, and London. Mr. Koenig served as a Managing Director since 1999. Since 2019, Mr. Koenig has been active acting as a Senior Advisor to private equity and venture capital funds.

Mr. Koenig specialised in in-market mobile consolidation transactions in Spain, Germany, and Italy in which the merger of WIND Italia (VEON) and 3 Italia (Hutchison Whampoa) creating the largest mobile player in Italy won M&A Deal of the Year in 2017. During his career in investment banking, Mr. Koenig worked on more than 50 IPOs on different international stock exchanges. Mr. Koenig holds a Master of International Management degree from Thunderbird Global School of Management and is completing his Doctoral of Professional Practice from same.

On September 20, 2024, the Board appointed Dr. Cornelius Boersch to serve in the role of interim Chief Financial Officer until a permanent replacement is found. Dr. Boersch will continue to serve as the Company’s Chief Executive Officer and as a non-independent member of the Board.

On September 24, 2024, the Board appointed Björn Jacot to the Board of Directors to fill a vacancy on the Board. The Board determined that Mr. Jacot is independent under the Nasdaq listing standards and applicable SEC rules. In connection with the appointment, the Board has appointed Mr. Jacot to the Audit Committee, the Compensation Committee and Nominating Committee.

Björn Jacot spent 13 years at Julius Bär, beginning his career in 1984 as a trader, focusing on bullions in Zurich and New York, and later transitioned to foreign OTC options trading. His last position at Julius Bär was as a Private Banking Relationship Officer for Julius Bär Asset Management as well as Deputy Director and Chief Investment Officer (CIO) for the Monaco office. After leaving Julius Bär, Mr. Jacot joined BHA Partners as Director and Senior Portfolio Manager in 2000. In 2014, Mr. Jacot founded his independent asset management firm, Jacot Investment Management AG, based in Zurich. He holds a degree in Business Economics from KSZ of Zurich Business School and a degree in Business Management from Baer College.

For their services as independent directors of the Company, Ms. Caruso-Klein, Mr. Koenig, and Mr. Jacot will receive compensation in accordance with the Company’s standard compensation program for its independent directors, which is described under the heading “Executive Officer and Director Compensation” in the Company’s Form S-1 registration statement filed with the United States Securities and Exchange Commission on October 25, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2024	MOUNTAIN & CO. I ACQUISITION CORP.

	By:	/s/ Dr. Cornelius Boersch
	Name:	Dr. Cornelius Boersch
	Title:	Chief Executive Officer